Exhibit 10.21

[ULTICOM LETTERHEAD]

October 31, 2007

Ms. Lisa Roberts

1304 Idaho Avenue

Cape May, NJ 08204

Dear Ms. Roberts:

On behalf of Ulticom, Inc. (the “Company”), we wish to thank you for your dedicated service. This letter agreement ("Agreement") will govern the terms and conditions of your separation from service with the Company. We hereby agree as follows:

1.  Your resignation from the Company shall be effective as of the close of business on October 31, 2007 (the “Resignation Date”).

2.  In addition to any salary payments owing for the final payroll period through the Resignation Date, as well as payment for your accrued, but unused vacation days in accordance with Company policy, you shall receive the following payments and benefits for the periods indicated, in lieu of any other payments or benefits to which you otherwise might be entitled, less any payroll deductions required by law or authorized by you:

a.	a one-time lump sum payment of $112,500, payable within ten (10) days following your execution and delivery of this Agreement, without revocation, to the Company;

b.

provided that you elect to continue coverage under the Company’s group healthcare benefits plan in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse you for any expenses you incur for payment of COBRA premiums for twenty-six (26) weeks following the Resignation Date, or until you obtain health care coverage through subsequent employment, whichever is earlier;

c.

all outstanding stock options awarded to you under the Ulticom, Inc. 1998 Stock Incentive Compensation Plan shall be exercisable, if at all, pursuant to the terms and conditions thereunder and under the applicable stock option agreement between you and the Company.

Ms. Lisa Roberts

You shall receive separate written notification from the Company regarding your right to continue coverage under the Company’s group healthcare benefits plan pursuant to COBRA. You acknowledge that the value of the payments and benefits that you shall receive pursuant to the preceding paragraph are greater than the value of any other payments or benefits to which you otherwise might be entitled.

3.  You and the Company agree that in the event the Company receives any inquiries from a prospective employer, the Company shall respond by advising the prospective employer that it is the Company’s policy to provide information only as to service dates and positions held and by providing such information.

4.  You represent and warrant that you have returned to the Company all documents and other property of the Company which are in your possession or control, including, without limitation, all Company computers, telephones, blackberry devices, keys and all forms of confidential information related to the business of the Company.

5.  You agree to maintain the terms of this Agreement confidential to the extent practicable and as permitted by law; provided, however, that you may disclose the terms of this Agreement to your immediate family members and to your attorneys, accountants, financial or tax advisors.

6.  You agree to provide truthful testimony and/or information related to any claims, lawsuits or investigations by or against the Company and to make yourself available for that purpose, unless contrary to your rights under the Fifth Amendment to the United States Constitution.

7.  Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.

8.  You acknowledge and agree that you remain bound by the post-employment obligations set forth in the Non-Disclosure Agreement dated December 5, 1994, a copy of which is attached for your convenience (the “Non-Disclosure Agreement”).

9.  In consideration of the terms hereof, you have agreed to and do waive any and all claims you may have for employment by the Company and have agreed not to seek such employment or reemployment by the Company in the future. You have further agreed to and do release and forever discharge the Company, its affiliates and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, you have or may have against any of them, including, but not limited to claims arising out of or relating to your employment by the Company or the termination thereof, wrongful discharge, breach of contract, tort, fraud, defamation, claims arising under the Civil Rights laws, the Age Discrimination in

Ms. Lisa Roberts

Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. This release does not include your right to enforce the terms of this Agreement or any claim or right you may have with respect to equity awards granted during the term of your employment with the Company, and to the extent you continue to hold such equity awards, you will remain eligible to participate in any arrangement that may now or hereafter be offered by the Company to similarly-situated former employees of the Company in respect of any such claims or rights.

10.With the exception of the Non-Disclosure Agreement and the Declaration of Undertaking executed by you on January 23, 2007, each of which shall remain in full force and effect, this Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements or understandings between them, oral or written, relating to your employment by the Company or the termination thereof. Any and all prior agreements or understandings between the parties have been incorporated into this Agreement or, if not so incorporated, have been abandoned. No representations, oral or written, are being relied upon by any party in executing this Agreement other than such representations as are expressly set out in the Agreement.

11.This Agreement may not be modified except in writing, signed by you and by a duly authorized officer of the Company. This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

12.This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

13.You acknowledge that before entering into this Agreement, the Company has advised you to consult with any attorney or other advisor of your choice, and that you have had the opportunity to do so or have done so. You further acknowledge that you have voluntarily entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein. You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in paragraph 9 above.

If the foregoing accurately reflects our agreement, please sign the annexed copy of this Agreement and return it to the Company. You may take up to twenty-one (21) days from the date you receive this Agreement to consider, sign, and return it. In addition, you have the right to revoke this Agreement after signing it by delivering a signed revocation to the Company within seven (7) days after your signing of this Agreement, and this

Ms. Lisa Roberts

Agreement shall not become effective or enforceable until this seven-day period has expired.

Very truly yours,

/s/ Shawn Osborne

Shawn Osborne

Chief Executive Officer

Accepted and Agreed:

/s/ Lisa M. Roberts

Lisa Roberts

     10/31/07

Date